Exhibit 99.1

Imperial appoints Senior Vice President, Upstream

●	S.P. Younger to succeed J.R. Whelan effective June 1, 2020
●	J.R. Whelan appointed Vice President, Global Heavy Oil, ExxonMobil Upstream Oil and Gas

Calgary, AB – May 5, 2020 – Imperial announced today the appointment of S.P. (Simon) Younger as Senior Vice President, Upstream, effective June 1, 2020. Mr. Younger, currently Vice President, Production, Imperial, succeeds J.R. (John) Whelan, who has been appointed Vice President, Global Heavy Oil, ExxonMobil Upstream Oil and Gas.

“On behalf of Imperial, I would like to thank John Whelan for his outstanding leadership and guidance as Senior Vice President, Upstream over the last three years,” said Brad Corson, Chairman, President and Chief Executive Officer. “During his tenure, John led Imperial’s upstream through a period of record growth, including increased production and reliability at Kearl, the company’s oil sands mining operation. I look forward to continued engagement with John in his new role.”

Mr. Whelan, a native of St. John’s, Newfoundland and Labrador, holds a Bachelor of Engineering in Mechanical Engineering from Memorial University of Newfoundland. He began his career with Mobil Oil Canada in 1988 in Drayton Valley, Alberta and held various technical and management positions within Canada, the United States and in Norway. Mr. Whelan began his tenure as Imperial’s Senior Vice President, Upstream on March 1, 2017.

Mr. Younger, a native of Australia, earned a Bachelor of Engineering in Mechanical Engineering from the University of Tasmania, Australia. He started his career with Esso Australia, an ExxonMobil affiliate, in 1997 as a Rotating Equipment Engineer supporting both offshore and onshore assets. Mr. Younger held a variety of roles in Australia, the United States and Nigeria before moving back to Houston, Texas in 2006 to assume a role at ExxonMobil Production Company’s headquarters as a planning and business analyst. The following year, he coordinated ExxonMobil Production Company’s global business plan before moving to St. John’s, Newfoundland and Labrador to hold the position of Operations Technical Manager for ExxonMobil Canada Energy.

Following his first role in Canada, Mr. Younger progressed through various managerial assignments in ExxonMobil operations working in Australia, Qatar and the United States. In 2019, Mr. Younger moved to Calgary, Alberta to become Vice President, Production, Imperial and most recently has also been leading Imperial’s emergency response efforts related to COVID-19.

“I have had the opportunity to work with Simon Younger in his role as Vice President, Production and I have been very impressed with what I have seen,” said Corson. “I know he will continue to bring his knowledge and expertise to his new role as the Senior Vice President for our upstream organization.”

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After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.